Consulting Agreement

This consulting agreement (the “Agreement”) is entered into as of July 24, 2017, by and between One World Cannabis Ltd, an Israeli company with its principal place of business at 30 Shaham St., Petach-Tikva, Israel (the “Company”), and Zeas Technolgoy & Science Management Ltd., an Israeli company with its principal place of business at 34 Harav Friedman, Tel-Aviv, Israel (“Consultant”).

Whereas Consultant has the requisite professional expertise, know-how, experience and skills to provide expert Services to the Company (as defined below); and

Whereas the Company wishes for the Consultant to provide pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.	Term; Termination.

1.1.	The terms of this Agreement are effective as of August 1, 2017 (the “Effective Date”), and shall continue until terminated in accordance with Section 1.2 hereunder (such term shall be referred to in this Agreement as the “Term”).

1.2.	Either party may terminate this Agreement for any reason upon a prior written notice of 60 days, to the other party, at any time. Additionally, either party may by notice in writing immediately terminate this Agreement in the event of a breach by the other party of its obligations under this Agreement, which has not been cured (if curable) within 10 days of receipt of written notice of such breach. In addition, in the event of a Cause (as defined below), the Company will be entitled to terminate this Agreement immediately and this Agreement and the engagement will be deemed effectively terminated as of the time of delivery of such notice and the Company shall have no obligation to pay any compensation during or in lieu of the notice period. The term “Cause” means: (i) the Consultant engages in any act of dishonesty, fraud, or misrepresentation, in his capacity as Consultant; (ii) the Consultant engages in any intentional illegal conduct; (iii) the Consultant’s violation of any law or regulation applicable to the Company’s business; or (iv) any unauthorized use or disclosure by the Consultant of the Company’s confidential information or trade secrets or any other breach of the provisions of Sections 4-6 hereto. For the avoidance of doubt, the undertakings in Sections 4-7 shall remain in full force and effect after termination of the Agreement (for any reason whatsoever

2.	The Services. Services shall be provided by Consultant solely through Dr. Stanley Hirsch, unless otherwise agreed by the Company in writing. Any provision of Section 1 and 4-7 herein shall also apply to Dr. Stanley Hirsch mutatis mutandis. Consultant agrees to provide the services further detailed in Exhibit A attached hereto (the “Services”) and in the scope described therein, and shall not deviate from such scope without the Company’s prior written approval. The dates and places for performance of the Services shall be coordinated between Consultant and the Company. Consultant shall utilize the highest professional skill, diligence, ethics and care to ensure that the Services are performed to the satisfaction of the Company and to provide the expertise required in connection with such Services. Consultant shall furnish the Company with such reports concerning his activities as the Company may request from time to time.

3.	Consideration; Expenses.

3.1.	As sole compensation for the Services the Company shall pay Consultant the consideration stated in Exhibit A hereto (the “Fee”). The Fee constitutes the full and final consideration for the Services hereunder, and Consultant shall not be entitled to any additional consideration, of any form, for the Services.

3.2.	The Fees due in respect of the Services provided in each calendar month shall be payable by the 9th day of each calendar month with respect to the Services provided during the preceding month. and Consultant will issue a valid invoice and receipt immediately after a payment transfer by the Company.

3.3.	Consultant shall be entitled to reimbursement of expenses as specified in Exhibit A.

3.4.	Consultant acknowledges and agrees that as a service provider to the Company, Consultant is not entitled to receive from the Company any social benefits (including without limitation, paid vacation days, paid sick leave, severance payments, pension funds, etc.). All tax consequences related to any consideration or benefit provided to the Consultant pursuant to this Agreement shall be borne by the Consultant and shall be subject to any tax withholding required of the Company under applicable law (provided that Company shall not withhold any amount, or reduce the amount withheld by it, as applicable, in the event Consultant submits to the Company an exemption or reduced withholding approval from the requisite tax authorities).

4.	Confidentiality.

4.1.	Consultant agrees to keep confidential all information concerning the Company’s business or its ideas, products, customers or services that could be considered to be confidential or proprietary to the Company including without limitation, all business, technical financial or other information created or exchanged between the parties in the course of the Services being provided, and any information belonging to or in the possession or control of the Company that is of a confidential, proprietary or trade secret nature, and that is furnished or disclosed to Consultant during the course of their dealings pursuant to this Agreement (collectively, the “Confidential Information”). For the avoidance of doubt, Confidential Information will remain the property of the Company and Consultant will not acquire any rights to that Confidential Information even after the Agreement expires or is terminated.

4.2.	Consultant: (i) may not use any Confidential Information for any purpose other than the performance of its obligations under this agreement; (ii) may not disclose any Confidential Information to any person except with the prior written consent of the Company or in order to perform the obligations of Consultant under this Agreement; and (iii) shall make every reasonable effort to prevent the unauthorized use or disclosure of the Confidential Information.

4.3.	Notwithstanding anything in this Agreement to the contrary, the following shall not be considered Confidential Information: (i) information that is in the possession of or is published or is otherwise in the public domain or publicly available prior to its receipt by Consultant; (ii) information that becomes part of the public domain or publicly available through no fault of Consultant; (iii) information that is required to be disclosed by any applicable law or regulation; or (iv) information that is received by Consultant from a third party with right to disclose such Confidential Information and without breach of confidentiality obligations to Company.

4.4.	Without prejudice to any other rights or remedies which the Company may have, Consultant acknowledges and agrees that in the event of breach of this Section, the Company shall, without proof of special damage, be entitled to an injunction or other equitable remedy for any threatened or actual breach of the provisions of this Section in addition to any damages or other remedies to which Consultant may be entitled.

4.5.	Upon the Company’s demand, Consultant shall return to the Company all documents or materials or copies thereof containing any Confidential Information and shall erase any electronic record thereof.

4.6.	For the purposes this Agreement, Confidential Information shall also include any information as detailed above with respect to the Company’s Parent Company, OWC Pharmaceutical Research Corp. (the “Parent Company”). The Consultant hereby acknowledges that the Parent Company is a publicly traded company. As such, it agrees not to use any Confidential Information in connection with the purchase or sale of the securities of the Parent Company in violation of United States or other applicable securities laws.

5.	Inventions.

5.1.	“Inventions” means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; “Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by Consultant, whether alone or jointly with others, during or after the Term, and which: (i) are developed using Confidential Information, trade secrets or equipment of the Company, or (ii) result from work performed by Consultant for the Company.

5.2.	The Consultant undertakes to promptly disclose in confidence to the Company all Company Inventions. The Company will be the exclusive owner of all Company Inventions and any patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith. The Company Inventions will constitute “works made for hire,” and the ownership of such Company Inventions will vest in the Company. Without derogating from the above, Consultant hereby assigns and transfers to the Company all right, title and interest that Consultant may now or hereafter have in the Company Inventions and waives any moral rights with respect thereto. Consultant acknowledges that the Fees include adequate consideration for the above mentioned assignment and that Consultant shall not be due any consideration, royalties or other form of payment aside from the Fees in connection with such assignment (including without limitation under Section 134 of the Israeli Patent Law - 1967, to the extent applicable).

5.3.	Consultant will take all necessary action deemed expedient by the Company (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may reasonably be requested by the Company, and provided that the Company duly compensates Consultant therefore, to evidence, transfer, vest or confirm the Company’s right, title and interest in the Company Inventions.

5.4.	The Consultant will not, during his engagement with the Company, improperly use or disclose any proprietary information or trade secrets of any third party. The Consultant agrees that the Consultant will not incorporate, or permit to be incorporated, any Inventions which are not Company Inventions in any Company Inventions without the Company’s prior written consent. If however, despite the prohibition in the preceding sentence, the Consultant incorporates an Invention that is not a Company Invention into a Company product, process or machine, then without derogating from any remedies available to the Company in such case, the Company shall be deemed to have been granted by the Consultant a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Invention.

6.	Non-Competition; Non-Solicitation.

6.1.	In order to enable the Company to effectively protect its Confidential Information, the Consultant undertakes that, so long as the Consultant is engaged by the Company and for a period of twelve (12) months thereafter, the Consultant will not, directly or indirectly, as owner, employee, agent, or in any capacity whatsoever engage in, become financially interested in, be employed by, render services to, or have any connection with any business or venture that is engaged in cannabis based pharmaceuticals (a “Barred Entity”). Notwithstanding the forgoing, (i) Consultant may engage in any manner with or by a Barred Entity which has other activities aside from those related to cannabis based pharmaceuticals in the event it is engaging such Barred Entity with respect to such other activities, and (ii) may hold up to 5% of the issued shares of any Barred Entity, provided Consultant has no active involvement whatsoever, in any capacity, with the cannabis based pharmaceuticals activities of such Barred Entity.

6.2.	The Consultant agrees and undertakes that during the period of the Consultant’s engagement with the Company and for a period of twelve (12) months thereafter, the Consultant will not, directly or indirectly, including personally or in any business in which Consultant is an officer, director or shareholder, for any purpose or in any place solicit (i) for employment any person employed by the Company (or retained by the Company as a consultant, advisor or service provider) on the date of such termination or during the preceding twelve months, and (ii) the business of any customer of the Company for the purpose of offering services or products which compete with the services or products supplied to such customer by the Company.

7.	Independent Contractor. The Consultant acknowledges that Consultant is not an employee of the Company, but rather a service provider, that Consultant was offered the opportunity to serve as an employee of the Company and has expressly insisted not to be so employed, but rather enter into this Agreement with the Company as an independent contractor and the terms of this Agreement, including the Fees, reflect such agreement between the parties. The Consultant hereby undertakes to indemnify and hold harmless the Company for any liability, damage, cost or expense (including, without limitation, legal and other reasonable expenses) caused to the Company, in connection with or as a result of a competent authority’s decision that the Consultant is or was, in fact, in spite of the aforesaid, an employee of the Company. Without derogating from the above, the parties hereby further agree that in the event that any competent court of law and/or other authority shall rule, in spite of the explicit agreement between the parties as aforesaid in the preamble and in this Section 7, that the relations between the parties hereto are employer-employee relations (a “Ruling”), then the following terms shall be in effect:

7.1.	The Consultant shall not be entitled to the consideration due and/or paid to him under this Agreement, retroactive to the date upon which the Consultant commenced the provision of Services to the Company. The Consultant shall instead be entitled to receive a gross salary equal to 65% of the Fees (the “Reduced Consideration”). It is hereby agreed by the parties that the Reduced Consideration shall constitute fair and reasonable wages in the event of a Ruling.

7.2.	The parties shall settle their account, and the Consultant shall immediately repay the Company any amounts paid to it beyond the amounts in Section 7.1 above, together with interest and linkage differentials from the date of actual payment to the Consultant to the date of repayment to the Company.

7.3.	In the event that the Company shall be required to pay any amount or grant any right to any third party due to a Ruling, the Consultant shall indemnify and hold the Company harmless against any amount that it shall be required to pay to any such third party and/or against any other liability which the Company shall be required to bear due to such Ruling. For the purposes of this Section 7.3, the term “required” shall include without limitation any amounts paid for the settlement of a claim against the Company in this context, whether or not such claim has reached the courts.

7.4.	The Company shall be entitled to deduct any amounts due to the Company from the Consultant hereunder from any amount which it is required to pay to the Consultant or any third party, in accordance with or as a result of a Ruling, if any, or to set off such amounts from any debt. Nothing in this Section 7.4 shall be construed as releasing the Consultant from his obligation to repay any debts to the Company, if Company does not so deduct, or if the amounts so deducted shall be insufficient to cover the full amount due to the Company from the Consultant.

8.	Representations. The parties represent and warrant to each other that the execution and delivery of this Agreement and the fulfillment of the terms hereof by them (i) will not constitute a default under or conflict with any agreement or other instrument to which each is a party or by which each is bound; (ii) will not result in a breach of any confidentiality undertaking to any third party, and (iii) do not require the consent of any person or entity. Consultant further represents and warrants that Consultant is not subject to any agreement or other instrument which gives any rights to a third party in the Company Inventions.

9.	Miscellaneous. This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein. This Agreement shall be governed by the laws of the State of Israel, excluding its conflict of law rules, and the courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction over the parties. This Agreement may not be assigned by the Consultant without the Company’s prior written consent. The Company may freely assign this Agreement. This Agreement may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally, by registered mail, by fax or by means of electronic communication.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Consultant acknowledges that:

(1) prior to signing this Agreement, the Consultant read and fully understood all the provisions of this Agreement and its Exhibits; (2) the Consultant’s knowledge of the English language allows him/her to understand all of the terms and conditions detailed in this Agreement and its Exhibits, and there is no portion of this Agreement and its Exhibits which the Consultant did not understand.

ONE WORLD CANNABIS LTD.		ZEAS TECHNOLGOY & SCIENCE MANAGEMENT LTD.

By:	Mordechai Bignitz /s/	By:	Stanley Hirsch /s/
Title:	CEO	Title:	CEO and founder

The undersigned agrees to be bound by the terms of Sections 4-7 of the Agreement, as if it were the Consultant.

Dr. Stanley Hirsch /s/

Exhibit A

Services; Fees; Expenses

●	Description of Services: The Consultant shall provide pharmaceutical and operational management consulting services to the Company, and other related services as may be requested by the Company from time to time:

The Consultant may also provide such services to the Parent Company, upon request of the Company (provided that the Company shall be required to pay all Fees).

●	Scope of Services: The Consultant shall provide the Services in an average scope to be agreed from time-to-time between the Consultant and the CEO of the Company. For the avoidance of doubt, it is hereby agreed that the Consultant shall not be entitled to any additional compensation with respect to additional monthly work hours, unless such additional work hours were priorly approved in writing by the Company, at its sole discretion.

●	Fee: The Consultant shall be entitled to consideration, with respect to his Services to the Company within the above specified scope, in the amount of 25,000 NIS per month, plus VAT, at the standard rate, if applicable.

●	Expenses: Consultant shall be entitled to reimbursement of expenses, based on the Company’s reimbursement policy, as shall be amended from time to time, and in addition, to any expenses which have been approved in advance and in writing by the CEO of the Company.

Corporate Advisory Consulting Agreement

This Services Agreement (this “Agreement”), is made as of this 24 day of July 2017 (the “Effective Date”), between OWC Pharmaceutical Research Corp., a Delaware corporation, having its principal place of business located at 30 Shacham Street, PO Box 8324, Petach Tikva 4918103 Israel (the “Company”) and Mr. Stanley Hirsch, a resident of the State of Israel with an address at 34 HaRav Friedman Street, Tel Aviv 6230334 Israel (“Mr. Hirsch” or the “Chairman”). The Company and the Chairman are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

NOW, THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, it is agreed as follows:

1. Services: Mr. Hirsch shall provide services to the Company in the capacity as Chairman of the Company’s Board of Directors (the “Services”), and provide such time the services of the nature and in the scope set forth in Exhibit A hereto.

2. Consideration: In consideration for Services, the Company shall cause to be granted to the Chairman options (the “Options”) to purchase a total of one million five hundred thousand (1,500,000) shares of the Company’s common stock, par value $0.0001 (the “Option Shares”), at an exercise price of $0.05 per Option Share, pursuant to the Company’s 2016 ESOP plan as follows:

(i) Options exercisable to purchase 500,000 Option Shares, vesting immediately upon the “Effective Date;

(ii) Options exercisable to purchase 500,000 additional Option Shares, vesting twelve (12) months from the Effective Date; and

(iii) Options exercisable to purchase 500,000 additional Option Shares, vesting. on a quarterly basis from month 13 after the Effective Date].

The Options shall be granted to the Chairman under Section 102 of the Israeli Income Tax Ordinance [New Version] 5721-1961, and the Company shall take all actions necessary to qualify the grant of Options to the Chairman as a 102 grant (including without limitation the engagement of a trustee, and submission of the Company’s ESOP plan to the Israeli Tax Authority).

3. Representations and Warranties:

3.1. For purposes of this Agreement, Mr. Hirsch represents and warrants as follows:

(i) Mr. Hirsch is aware that the Option Shares, when issued, will be fully-paid and nonassessable shares of the Company’s common stock but said Option Shares, when issued, will not have been registered under the Securities Act of 1933, as amended (the “Act”) and, as a result, are not transferable under this Agreement and applicable securities laws unless such shares are registered under the Act or pursuant to an available exemption under Rule 144 or other rule or regulation promulgated by the Securities and Exchange Commission (the “SEC”) under the Act;

(ii) Mr. Hirsch is aware that the Company is subject to reporting requirements with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), and that in order for Mr. Hirsch to avail himself of the exemption to sell the Option Shares under the Act all applicable legal requirements of the Act pertaining to such sale must be complied with; and

(iii) Mr. Hirsch is an “accredited investor” as that term is defined in rule 501 of Regulation D promulgated by the SEC under the Act.

3.2. For purposes of this Agreement, the Company represents and warrants that the Option Shares, when issued, will be fully-paid and non-assessable shares of the Company’s common stock, free and clear of any liens, charges or other restrictions aside from those specified in Section 5.1.(i) above and the Company’s certificate of incorporation;

4. No Third-Party Rights: The Parties represent and warrant that they are authorized to enter into this Agreement and that no third parties have any interest in any of the Services contemplated hereby. The Company further represents that all necessary approvals for this Agreement and the transactions contemplated herein, including without limitation those of its shareholders and requisite committees, have been attained.

5. Indemnification and Insurance: The Company shall promptly, and no later than 30 days following the Effective Date, enter into an indemnification agreement with the Chairman in the standard form executed with other members of the Company’s Board of Directors (and in the event no such standard form exists, in a form that assures the Chairman the utmost protection allowed under applicable law), and shall assure that the Chairman is covered by the Company’s D&O insurance, such insurance to contain coverage amounts and other protective provisions no less protective than those standard for similar companies in the Company’s field of business. At the Chairman’s request, the Company shall provide the Chairman copies of the applicable D&O insurance policies.

6. Governing Law/Arbitration: This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising under or related to this Agreement or the construction or application of this Agreement, any claim arising out of this Agreement or its breach, shall be submitted to arbitration in New York County, State of New York, before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, upon the written request of one Party after service of that request on the other Party. The cost of arbitration shall be borne by the losing Party as shall be determined by the arbitrator. The arbitrator is also authorized to award reasonable attorney’s fees to the prevailing Party.

7. Entire Agreement: This Agreement contains the entire understanding of the Parties on the subject matter hereof and cannot be altered or amended except by an amendment duly executed by the Parties hereto. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and personal representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

OWC Pharmaceutical Research Corp.		Stanley Hirsch

Name:	/s/ Mordechai Bignitz	/s/ Stanley Hirsch
Title:	Chief Executive Officer

EXHIBIT A

DESCRIPTION OF ADDITIONAL SERVICES OF CONSULTANT

The Consultant agrees, to the extent reasonably required in the conduct of its business with the Company, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including, but not limited, to, the following:

(i) review the Company’s financial requirements;

(ii) analyze and assess alternatives for the Company’s financial requirements;

(iii) provide introductions to professional analysts and money managers;

(iv) assist the Company in financing arrangement to be determined and governed by separate and distinct financing agreements;

(v) assist the Company in developing and maintaining relationships with media, IR and related professionals for the furtherance of the Company’s business.

Scope of Services: as to be determined between the CEO and the Chairman from time-to-time.